Exhibit (j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

Target Asset Allocation Funds:

We consent to the incorporation by reference, in this registration statement (No. 333-60561) on Form N-1A, of our reports dated September 22, 2006 on the statements of assets and liabilities of the Target Moderate Allocation Fund, Target Conservative Allocation Fund and Target Growth Allocation Fund (formerly known as Strategic Partners Moderate Allocation Fund, Strategic Partners Conservative Allocation Fund and Strategic Partners Growth Allocation Fund, respectively) (each a series of Target Asset Allocation Funds, formerly known as Strategic Partners Asset Allocation Funds, hereafter referred to as the “Funds”), including the portfolios of investments, as of July 31, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. The financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

September 28, 2006